Exhibit 10.33

Pointe Financial Corporation

Shareholder Value Plan

for 2002 & 2003

1. Purpose and Concept of the Shareholder Value Plan

Pointe Financial Corporation implemented the Shareholder Value Plan in 1999 to focus the senior management team on successful strategic performance that contributes to excellent growth in long-term shareholder return. This three-year Plan remains in effect for the performance periods covering 2002-2004 and 2003-2005, respectively. There is no overlap in payout with the new Long Term Incentive Plan, which covers the performance period of 2004-2006.

The Shareholder Value Plan offers the opportunity to earn cash incentive awards depending on Pointe Financial’s performance against a select group of peers. Pointe Financial’s performance ranking under the Shareholder Value Plan is determined using total shareholder return only.

2. Selection of Eligible Participants

Members of the senior management team at the Senior Vice President level and higher are eligible to participate in the Shareholder Value Plan.

Since the origination of the Plan, three new members have joined the senior management team and the Compensation Committee approved their addition to the Plan on a prorated basis.

Exhibit A is a list of the Shareholder Value Plan participants for performance periods beginning in 2002-2004 and 2003-2006.

3. Incentive Opportunity

A threshold, target, and maximum incentive award was established for each category of participants. The dollar value of potential incentive awards is calculated as a percent of a participant’s salary in effect at the beginning of the performance period. The three individuals who joined the senior management team mid-plan have a pro-rated participation in the 2002 and 2003 Shareholder Value Plans. Participants’ threshold, target, and maximum incentive award levels are shown in Exhibit A.

4. Performance Period (2002 and 2003 Plan)

Each performance period runs for three consecutive fiscal years. The remaining performance periods under the Shareholder Value Plan, run from January 2002 through December 2004 and January 2003 through December 2005. The prospective awards under this Plan are illustrated in Exhibit B.

5. Performance Measurement Process

Pointe Financial’s aggregate percentile ranking on total shareholder return determines the amount of incentive awards earned by participants. The performance range and percent of target incentives earned is shown in Exhibit A.

Aggregate percentile ranking is determined as soon after the end of the performance period as final results for Pointe Financial and the peer group are available.

6. Performance Measures and Weights

Performance under the Shareholder Value Plan is measured based entirely on Pointe Financial’s total shareholder return against the peer group, as shown on Exhibit A.

7. Selection of Peer Group for Performance Ranking

A peer group of community banks is used to determine Pointe Financial’s performance rank. Outside consultants, retained by the Compensation Committee, assisted in developing the peer group and calculating performance, using information filed with regulatory agencies and the SEC. For the purposes of selecting the peer group and calculating performance, consultants use the financial institutions database licensed by SNL Financial.

The selection criteria and the list of peer banks selected for the 2002 and 2003 Shareholder Value Plan are shown on Exhibit C.

8.Timing of Payout and Vesting Schedule

Pay out of earned awards are made as soon as the three-year performance rating is determined. There is no scaled vesting and a participant must be employed by Pointe Financial on the date payments are made in order to qualify for an incentive award. Otherwise, no incentive payout is made.

In the event a participant’s employment terminates due to death, disability, or retirement, a prorated incentive payout is made for each outstanding performance period based on performance ranking.

9. Actions in the Event of a Change of Control

In the event of a change of control, as defined in officer change of control agreements, performance is measured as of the most recently-completed fiscal quarter. A prorated incentive payout is made for each outstanding performance period based on performance ranking.

10. Plan Administration, Changes and Termination

The Committee is responsible for the administration of the Plan and determining changes to the plan. The Shareholder Value Plan will be terminated once the 2002-2004 and 2003-2006 performance periods have been completed and the payouts have been made.

The Committee may terminate the plan at any time for any reason; except that any incomplete performance periods at time of plan termination will remain in effect until the normal end of their three-year term. Any payouts earned under these performance periods will be paid out following standard procedures.